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Exhibit 10.35


Wolfram Weinsheimer, M.D.
Kuerzlengraben 15A
D-89275 Elchingen
Germany

April 15, 1999

Dear Dr. Weinsheimer:

         As Uwe discussed with you during his visit to Heidenheim, UTEK Corporation would like to engage your services as an independent marketing representative. Your duties would be to introduce UTEK to CEO's of public companies for the purpose of having UTEK be engaged by these companies to find, acquire and transfer technology licenses to them. Your services will be rendered as an independent contractor and not as an employee of UTEK. Uwe and I will provide some assistance to you to help ensure that you can make a knowledgeable and effective sales presentations.

         We would like you to provide these services on a time available basis, where you decide how much effort and time you will spend soliciting prospects/customers for UTEK. You are free to provide these services at a location of your choice. You must cover your own expenses while providing this service.

         In consideration for providing this service to the company, UTEK will compensate you with 10% of any monies or stock received from a customer you introduce to UTEK, within one week following the closing of a technology transfer agreement between this customer and UTEK.

         The term of this Agreement is 12 months. This Agreement may be cancelled by either party upon 90 days notice.

         This Agreement is governed by the Laws of the State of Florida, USA.

         If you agree with all of the above terms, please sign and send a copy of this letter to Uwe or me. Dr. Weinsheimer, we really look forward to working with you in the months to come.

Very best regards,


/s/  Clifford M. Gross


Clifford M. Gross, Ph.D.
Chief Executive Officer

Agreed to:

   /s/  Dr. Wolfram Weinsheimer                 99-5-4
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Dr. Wolfram Weinsheimer, M.D.                   Date